Dec 1 2015

“NEAH POWER SYSTEMS ISSUES LETTER TO
SHAREHOLDERS – PART I”

Highlights continued progress and discusses commercialization, ongoing business initiatives in Part II on Dec 2 2015

BOTHELL, WA – Dec 1, 2015 - Neah Power Systems, Inc. (OTCBB: NPWZ) (OTC: NPWZ) – today issued the following letter to shareholders:

Dear Fellow Shareholders:

Over the last six months, NEAH Power Systems has witnessed a tremendous response to our products and technologies.  Recently, we have announced teaming agreements with several leading companies in the security/defense, robotics and mobile electronics industries.  Additionally, we have expanded industry relationships with battery and fuel cell suppliers and manufacturers and have entered into discussions with multiple strategic partners regarding the license, sale and manufacture of NEAH Power’s products.  To help facilitate and manage this growth the Company, has also expanded with the addition of several key consultants and advisors bringing high value associations including potential co-development sponsors within the U.S. Government.  All of this, together with other significant advancements, is expected to open the door to the use of our products in several rapidly expanding markets, including transportation/automotive, distributed energy/smart grid infrastructure and telecommunications, and result in significant revenue growth.

Dr. Chris D'Couto was also interviewed by Money TV®, which can be seen here https://vimeo.com/145571430

As to current capital-raising efforts, the company had previously entered into a senior secured loan agreement with a Connecticut based investment fund. The loan agreement provides for $6 million in debt financing with an initial draw down of $4.5 million at closing.  For each drawdown, interest is accrued at LIBOR plus 4% with maximum interest rate of 6%.  There is no repayment within the first three years. Additional details will be provided at the time of funding. While we have had significant delays, the Investor believes that this funding is expected to close sometime in 4Q 2015 based on latest guidance. Due diligence by the investor has gone well, and both parties have agreed to final documents, which will be executed at funding. We are receiving status updates on an almost daily basis.

A Note to Potential Investors: the Securities and Exchange Commission recently amended Regulation D by, among other things, creating Rule 506 (c) that now permits the Company to announce investment opportunities, publicly. Subject to certain due diligence requirements to confirm that any investor is “accredited”, potential investors should contact: Mr. David Schmidt (info@neahpower.com)_- at the Company to explore current investment opportunities

Other business development activity includes -

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$3mm to $5mm equity funding or license payment with a sovereign fund of a Middle East nation, subject to satisfactory due diligence, and finalization of the material terms.

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Consultant-generated licensing and funding opportunities, ranging from $1mm to $3mm with certain qualified parties from the UAE, Qatar, Saudi Arabia, Singapore, Indonesia, Malaysia, Vietnam and China, also subject to due diligence and negotiation of definitive agreements.

We believe these capitalization and commercialization efforts would help accelerate product deployment and unlock the intrinsic value of the Company.

We will further discuss ongoing commercial initiatives tomorrow, Dec 2nd 2015.

Thank you for your continued support, and best regards,

Chris D'Couto

President & CEO

For further information, please contact:

info@neahpower.com

425-424-3324 ext. 105

Forward Looking Statements

Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements," which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, and the Company does not undertake any responsibility to update any of these statements in the future. Please read Neah Power System’s Form 10-K for the fiscal year ended September 30, 2014 and its Quarterly Reports on Form 10-Q filed with the SEC during fiscal 2015 for a discussion of such risks, uncertainties and other factors.

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